Exhibit 99

NEWS RELEASE

Date: November 3, 2003	Phone Number: 805/473-6803
Contact: James G. Stathos	NASDAQ Symbol: MDST
Title: Executive Vice President and Chief Financial Officer	Web site: www.midstatebank.com

Merger Between Mid-State Bank & Trust and Ojai Valley Bank Completed

OJAI, CA – Officials from Mid-State Bancshares (NASDAQ: MDST) and Ojai Valley Bank signed documents on Friday, October 31 to officially complete the merger between the two companies.  Ojai Valley Bank will merge into Mid-State Bank & Trust, the wholly-owned subsidiary of Mid-State Bancshares.  The merger gives Mid-State Bancshares a total of $2.2 billion in assets.

“One of the things that made this merger so attractive to both banks is that we have a similar philosophy of providing premium, friendly service,” said James W. Lokey, Mid-State Bank & Trust president and chief executive officer.  “We have retained Ojai Valley Bank’s front line staff, so customers will continue to be served by the same friendly professionals they always have.  Both banks have a tradition of community involvement and we plan to continue the close relationship Ojai Valley Bank has had with the community here.”

The merger will give Mid-State Bank & Trust two new offices in Ventura County – one in Ojai and one in Oak View – for a total of nine offices in Ventura County and 41 offices bankwide.

“We will be better able to serve our current customers who live in the Ojai area and work in Oxnard and Ventura,” said Lokey. “Ojai Valley Bank customers will have seven more locations to bank at in Ventura County and will have access to many products and services for the first time.”  These products and services include mortgage loans and refinancing, personal and business debit cards, trust administration, investment management, business equipment leasing, and electronic cash management.  In addition, Mid-State Bank & Trust can provide larger commercial loans to business customers.

“Ojai Valley Bank has served this area well for 30 years and it is important to us that we maintain that level of local service,” said Lokey.  “Lending decisions will continue to be made locally and money deposited in our bank will be invested back into the community through loans to local residents and businesses.”

The $23.7 million deal was approved by Ojai Valley Bank shareholders at a special meeting on October 23, 2003.  Shareholders will receive either Mid-State Bancshares stock, cash, or a combination of stock and cash, equivalent to $80.16 per share.

Ojai Valley Bank was founded in 1973.  It had $88.4 million in assets as of June 30, 2003 and had a net income of $1.1 million in 2002.  It received the highest rating in 2000, 2001, and 2002 from The Findley Reports, the leading bank analyst on the West Coast.

Mid-State Bancshares is a $2.2 billion holding company for Mid-State Bank & Trust, an independent, community bank serving California’s San Luis Obispo, Santa Barbara, and Ventura Counties.  Since opening its doors in 1961, the Bank has grown to 41 offices serving more than 100,000 households.

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